Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 8-K, into the Company's previously filed Registration Statements listed below:
1.	Registration Statement on Form S-3 (Registration No. 333-34854) -- Stock Plus Investment Plan.

2.	Registration Statement on Form S-8 (Registration No. 333-86467) -- Employee Retirement Savings Plan.

3.	Registration Statements on Form S-8 (Registration Nos. 33-65225, 333-41104 and 333-65356) -- 1993 Omnibus Stock Incentive Plan.

4.	Registration Statement on Form S-8 (Registration No. 333-35800) -- Assumed WICOR 401(k) Plans.

5.	Registration Statement on Form S-8 (Registration No. 333-35798) -- Assumed WICOR Stock Options.

6.	Registration Statements on Form S-3 (Registration Nos. 333-56508 and 333-69592) -- Debt and Other Securities.

/s/ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Milwaukee, Wisconsin
March 11, 2002